Exhibit 23.3

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Ginkgo Residential Trust Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the inclusion of market data collected and/or prepared by our firm wherever appearing in the Registration Statement, including, but not limited to the references to our firm on the “Table of Contents” page and under the headings “Prospectus Summary,” “Cautionary Note Regarding Forward-Looking Statements,” “Industry Overview and Market Opportunity,” “Business” and “Experts” in the Registration Statement.

Dated: March 15, 2012

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President